UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933



                        Bach-Hauser, Inc.
     (Exact name of registrant as specified in its charter)

       Nevada                                     88-0390697
(State of Incorporation)                 (I.R.S.Employer ID No.)

3675 Pecos-McLeod, Suite 1400 Las Vegas, NV                89121
(Address of Principal Executive Offices)              (Zip Code)


                    Legal and Consulting Plan
                    (Full title of the Plan)

Chapman & Flanagan, Ltd., 2080 E. Flamingo Rd., Suite 112,
Las Vegas, NV 89119
(Name and address of agent for service)

(702) 650-5660
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee


 Title of     Amount to     Proposed     Proposed       Amount of
Securities        be        Maximum     Aggregate      Registration
   to be      Registered    Offering     Offering          Fee
Registered                 Price Per      Price
                           Share (1)

  Common      13,240,000     $.355     $4,700,200.00    $1,240.85
   Stock        Shares
(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices on October 16, 2000.

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for legal and consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to  a Legal and Consulting Plan (the "Plan") adopted by the Board of  Directors  on  October 16, 2000. The Board has  equated  this number  of shares to the value of the legal services provided  or to  be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:
      Daniel G. Chapman                 300,000 shares for legal services
      Sean P. Flanagan                  300,000 shares for legal services
      Herbert M. Jacobi                 300,000 shares for legal services
      Deanne G. Ofsink                  300,000 shares for legal services
      Loree Richards			 35,000 shares for legal services
      Sandy Maini			 35,000 shares for legal services
      Deborah K. Talbert		 35,000 shares for legal services
      Marie Shaw			 35,000 shares for legal services
      Louis Sopov                     1,000,000 shares for legal services
      Richard Borrow                  3,750,000 shares for legal services
      Pat Manno                    750,000 shares for consulting services
      Terry Cox                    500,000 shares for consulting services
      Peter Tassiopoulos               200,000 shares consulting services
      Marco Durante       500,000 shares for internet consulting services
      Jeff Wolburgh                250,000 shares for consulting services
      Tom Breckles                 250,000 shares for consulting services
      Trevor Clarke                250,000 shares for consulting services
      John Robinson              1,000,000 shares for consulting services
      Tony Vespa                   500,000 shares for consulting services
      Jack A. Price                100,000 shares for consulting services
      Carl Battie                  500,000 shares for consulting services
      Clayton Kass                 250,000 shares for consulting services
      Joanne Lavigne             1,000,000 shares for consulting services
      Dario Zanetti                500,000 shares for consulting services
      Cheryl Cheslea         600,000 shares for industry analyst services

Item 2. Registrant Information and Employee Plan Annual
Information

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             Part II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

          (a) The registrant's Articles of Incorporation as filed with the Amended Form 10-SB on August 13, 1999.

          (b) The registrant's By-Laws as filed with the Amended Form 10-SB on August 13, 1999.

          (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to above.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Item 3, Part II). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.

Item 9. Undertaking.

The registrant makes the following undertakings:

     (a) 1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                           SIGNATURES

The  Registrant. Pursuant to the requirements of  the  Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Cayuga, Ontario, Canada, on October 17, 2000.

(Registrant) Bach Hauser, Inc.

By (Signature and Title) /s/ Peter Preston, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                  Title                 Date

/s/ Peter Preston      President, Director       October 17, 2000
Peter Preston

/s/ Fern Hill          Secretary, Treasurer,     October 17, 2000
Fern Hill              Director

                            PART III

                        INDEX TO EXHIBITS

EXHIBIT NUMBER        EXHIBIT

         5            Opinion re: Legality

        10.1          Consulting Agreement for Pat Manno

        10.2          Consulting Agreement for Terry Cox

        10.3          Consulting Agreement for Peter Tassiopoulos

        10.4          Consulting Agreement for Marco Durante

        10.5          Consulting Agreement for Jeff Wolburgh

        10.6          Consulting Agreement for Tom Breckles

        10.7          Consulting Agreement for Trevor Clarke

        10.8          Consulting Agreement for John Robinson

        10.9          Consulting Agreement for Tony Vespa

       10.10          Consulting Agreement for Jack A. Price

       10.11          Consulting Agreement for Carl Battie

       10.12          Consulting Agreement for Clayton Kass

       10.13          Consulting Agreement for Joanne Lavigne

       10.14          Consulting Agreement for Dario Zanetti

       10.15          Consulting Agreement for Cheryl Cheslea

         23           Consent of Independent Certified Public Accountants